Ex.28(d)(2)

Amended and Restated

Appendix A

to the

Amended and Restated Investment Advisory Agreement

Effective as of April 24, 2020

The Adviser is entitled to receive, on a monthly basis, an investment advisory fee as follows:

Fund	Fee Rate (percentage of average daily net assets)
State Street Equity 500 Index II Portfolio	0.00%
State Street Equity 500 Index Fund	0.02%
State Street Aggregate Bond Index Portfolio	0.00%
State Street Aggregate Bond Index Fund	0.025%
State Street Global All Cap Equity ex-U.S. Index Portfolio	0.00%
State Street Global All Cap Equity ex-U.S. Index Fund	0.06%
State Street Hedged International Developed Equity Index Fund	0.14%
State Street Target Retirement Fund	0.05%
State Street Target Retirement 2020 Fund	0.05%
State Street Target Retirement 2025 Fund	0.05%
State Street Target Retirement 2030 Fund	0.05%
State Street Target Retirement 2035 Fund	0.05%
State Street Target Retirement 2040 Fund	0.05%
State Street Target Retirement 2045 Fund	0.05%
State Street Target Retirement 2050 Fund	0.05%
State Street Target Retirement 2055 Fund	0.05%
State Street Target Retirement 2060 Fund	0.05%
State Street Target Retirement 2065 Fund	0.05%

For so long as substantially all of the assets of each of the following Funds are invested in the corresponding Portfolio of State Street Master Funds or another investment company with essentially the same investment objectives and policies as such Funds, no payment for services is rendered pursuant to the Agreement; otherwise, the Adviser shall be entitled to receive fees, payable monthly, at the following annual rates (expressed as a percentage of the average daily net assets of each Fund):

State Street ESG Liquid Reserves Fund	0.05%
State Street Institutional Liquid Reserves Fund	0.05%
State Street Institutional U.S. Government Money Market Fund	0.05%
State Street Institutional Treasury Money Market Fund	0.05%
State Street Institutional Treasury Plus Money Market Fund	0.05%
State Street Treasury Obligations Money Market Fund	0.05%

This Appendix A is hereby amended and restated effective as of the 24th day of April 2019.

Attest:		STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Andrew DeLorme	By:	/s/ Bruce Rosenberg
		Name:	Bruce Rosenberg
		Title:	Treasurer

Attest:		SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Andrew DeLorme	By:	/s/ Ellen M. Needham
		Name:	Ellen M. Needham
		Title:	President

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